Exhibit 4

DEMAND REGISTRATION REQUEST

May 4, 2011

Ameristar Casinos, Inc.

3773 Howard Hughes Parkway

Suite 4905

Las Vegas, NV 89169

Gentlemen:

Reference is made to Annex A (the “Registration Rights Agreement”) to Stock Purchase Agreement, dated as of March 25, 2011, by and between Ameristar Casinos, Inc., a Nevada corporation (the “Company”), and the Estate of Craig H. Neilsen (the “Estate”). Capitalized terms used herein and not defined shall have the respective meanings ascribed to them in the Registration Rights Agreement.

Pursuant to Section 4.2.2(a)(i) of the Registration Rights Agreement, the Estate hereby requests the Company file a registration statement under the Securities Act covering 4,808,400 Registrable Securities (the “Covered Shares”). The intended method of distribution of the Covered Shares is one or more or any combination of the following transactions:

•	on the NASDAQ, in the over-the-counter market or on any other national securities exchange on which the Covered Shares are listed or traded;

•	in privately negotiated transactions;

•	in underwritten transactions;

•	in a block trade in which a broker-dealer will attempt to sell the offered Covered Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	through purchases by a broker-dealer as principal and resale by the broker-dealer for its account pursuant to this prospectus; and

•	through any other method permitted by applicable law.

ESTATE OF CRAIG H. NEILSEN

By:	/s/ Ray H. Neilsen

Name:	Ray H. Neilsen
Title:	Co-Executor and Co-Personal Representative of the Estate of Craig H. Neilsen

By:	/s/ Gordon R. Kanofsky

Name:	Gordon R. Kanofsky
Title:	Co-Executor and Co-Personal Representative of the Estate of Craig H. Neilsen

cc:	Jonathan K. Layne, Esq.

Ellen Schulhofer, Esq.